Exhibit 99.1

CONTACT:	Michael J. Perdue President and CEO Community Bancorp Inc. (760) 432-1100

Bruce A. Ives President and CEO Cuyamaca Bank, N.A. (619) 956-2156

NEWS RELEASE

CUYAMACA BANK SHAREHOLDERS APPROVE MERGER WITH COMMUNITY

OCTOBER 1, 2004 EXPECTED CLOSE DATE

ESCONDIDO, CA – September 23, 2004 – Community Bancorp Inc. (“Community”) (Nasdaq: CMBC) parent company of Community National Bank, and Cuyamaca Bank, N.A. today announced that they have received all necessary approvals to consummate the merger of the two financial institutions. In a vote held on September 22, 2004, Cuyamaca shareholders overwhelmingly approved the merger.

Shareholders of Cuyamaca had the choice of receiving cash, shares of Community Bancorp common stock, or a combination of cash and stock in exchange for each share of Cuyamaca stock, subject to allocation procedures intended to ensure that in the aggregate, 70% of the total consideration will be in Community shares. The exchange ratio for the stock consideration has been set at 1.0439 Community shares for each Cuyamaca share, subject to collars. Based on a CMBC stock price of $23.47, the midpoint of the collar, the consideration paid would equate to $24.50 per share and the aggregate purchase price will be approximately $24.7 million. The final sales price will be based on the 20 day average closing price of Community Bancorp Inc shares ending on September 24, 2004.

The merger of Cuyamaca into Community National Bank will produce an institution with over $650 million in assets and ten full service branches. Cuyamaca, which was founded in 1983, operates banking offices in the east San Diego County cities of Santee, El Cajon, and La Mesa and in the north San Diego County city of Encinitas. At June 30, 2004, Cuyamaca had $117 million in total assets.

Community National Bank is headquartered in Escondido, California, and serves northern San Diego and southern Riverside Counties through offices in Bonsall, Escondido, Fallbrook, Temecula and Vista. A branch in Murrieta is scheduled to open in October of 2004. The Bank also has seven SBA loan production offices that originate loans throughout California, as well as in Arizona, Nevada, and Oregon. As of June 30, 2004, Community Bancorp had total assets of $532 million.

“We are convinced that the combination will benefit the customers, employees and shareholders of both institutions,” stated Gary W. Deems, Chairman of Community. “The combined bank will have more branches, better products and improved efficiencies. In addition, we’ve already found that that our respective staffs work very well together. The fact that the merger will be completed on October 1, 2004, only 95 days from the date of announcement, is evidence of the skills and teamwork that both institutions bring to the combined bank.”

“Shareholder and staff reaction to the merger with another community oriented bank has been overwhelmingly positive,” stated Cuyamaca’s Chairman, Thomas A. Page. “The additional products and higher lending limit will improve service to our community, and we are contributing new products to the combined institution as well. All of our branch locations and branch staff will be retained by Community, a clear signal that they are committed to the communities we serve and the excellent staff Cuyamaca Bank has developed over the years. Our shareholders should be quite pleased with the performance and additional liquidity provided by Community’s stock as well.”

Community Bancorp Inc.

Cuyamaca Bank Acquisition

September 23, 2004

This News Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. Statements concerning the expected prospects for the effective date of the transaction, the accretive nature of the transaction, future developments or events, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations. These factors include, but are not limited to, regulatory reviews and approvals, competition in the financial services markets for deposits, loans, and other financial services, retention of business, the ability to realize various cost saving measures, and general economic conditions. The forward-looking statements should be considered in the context of these and other risk factors disclosed in Community Bancorp Inc.’s filings with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of an unanticipated event.

This News Release may be deemed to be solicitation material in respect to the proposed transaction between Community Bancorp Inc. and Cuyamaca Bank, N.A. pursuant to an Agreement to Merge and Plan of Reorganization, dated as of June 28, 2004 by and among Community Bancorp Inc., Community National Bank and Cuyamaca Bank, N.A. (the “Agreement”). Filing of this News Release is being made in connection with Rules 165 and 425 promulgated by the Securities and Exchange Commission (“SEC”).

In connection with the proposed transaction, Community Bancorp Inc. has filed with the SEC a registration statement on SEC Form S-4. The registration statement contains a proxy statement/prospectus which describes the transaction and its terms and conditions. Shareholders are encouraged to read the registration material and proxy statement/prospectus because these documents contain important information about the transaction. A copy of the Agreement has been filed with the SEC as an exhibit to Community Bancorp Inc.’s 8-K, a separate filing from the Form S-4. The registration statement, the Form 8-K and all other documents filed with the SEC in connection with the transaction are available for free, both on SEC’s web-site (www.sec.gov) or by contacting L. Bruce Mills, Senior Vice President & Chief Financial Officer at 900 Canterbury Place, Suite 300, Escondido, California 92025. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on our web-site: www.comnb.com. We post these reports to our web-site as soon as reasonably practicable after filing them with the SEC. None of the information on or hyper-linked from our web-site is incorporated into this press release. Requests for copies of reports filed by Cuyamaca Bank, N.A., pursuant to the Securities Exchange Act of 1934 should be directed to Bruce A. Ives, President and Chief Executive Officer, Cuyamaca Bank, N.A., 9955 Mission Gorge Road, Santee, California 92071.

GENERAL INFORMATION

Community Bancorp is a bank holding company with $532 million in assets as of June 30, 2004, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank’s primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Bonsall, Escondido, Fallbrook, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

www.comnb.com